Exhibit 99.1

Emerald Expositions Reports First Quarter 2018 Financial Results

SAN JUAN CAPISTRANO, Calif. – May 3, 2018 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•	Revenues increased 4.8% to $142.2 million, compared to $135.7 million for first quarter 2017
•	Net income increased 34.6% to $38.1 million, compared to $28.3 million for first quarter 2017
•	Net cash provided by operating activities decreased 28.5% to $20.6 million, compared to $28.8 million for first quarter 2017
•	Adjusted EBITDA, a non-GAAP measure, increased 1.7% to $73.6 million, compared to $72.4 million for first quarter 2017
•	Adjusted Net Income, a non-GAAP measure, increased 30.9% to $50.4 million, compared to $38.5 million for first quarter 2017
•	Free Cash Flow, a non-GAAP measure, decreased 29.5% to $20.1 million, compared to $28.5 million for first quarter 2017

First Quarter 2018 Financial Performance

	Three Months Ended March 31,
	2018	2017	Change	% Change
	(unaudited, in millions, except percentages and per share data)
Revenues	$142.2	$135.7	$6.5	4.8%
Net income	$38.1	$28.3	$9.8	34.6%
Net cash provided by operating activities	$20.6	$28.8	$(8.2)	(28.5%)
Diluted EPS	$0.50	$0.44	$0.06	13.6%

Non-GAAP measures:
Adjusted EBITDA	$73.6	$72.4	$1.2	1.7%
Adjusted Net Income	$50.4	$38.5	$11.9	30.9%
Adjusted Diluted EPS	$0.66	$0.60	$0.06	10.0%
Free Cash Flow	$20.1	$28.5	$(8.4)	(29.5%)

“I am pleased with our first quarter results as revenue grew by 5%, year over year, driven by our acquisition of Connecting Point Marketing Group, CPMG, in the fourth quarter of 2017.  The inaugural Outdoor Retailer + Snow Show staged in Denver at the end of January and its considerable success bodes very well for future shows,” reported David Loechner, President and Chief Executive Officer of Emerald Expositions.

Mr. Loechner added, “Looking forward, our portfolio is performing in line with the expectations that we set out at the beginning of the year and, as a result, we have reiterated our full year 2018 financial guidance.  Additionally, I remain optimistic that we will continue to execute upon our M&A strategy to further grow the Company and deliver value to shareholders.”

Financial & Operational Results

For the first quarter of 2018, Emerald reported revenues of $142.2 million compared to revenues of $135.7 million for the first quarter of 2017, an increase of $6.5 million, or 4.8%. Organic revenues were flat for the first quarter of 2018 compared to the first quarter of 2017.  Good growth in several of the quarter’s trade shows, including KBIS and Pizza Expo, was offset by mid single-digit revenue declines at our ASD Market Week and NY NOW shows. In addition, despite a strong and expanded show in its new Denver venue, the Outdoor Retailer + Snow Show first quarter show declined in revenues, due mainly to transitional pricing accommodations provided to exhibitors as a result of our acquisition of the SIA Snow Show in 2017.

The Connecting Point Marketing Group (“CPMG”) business, acquired in November 2017, contributed $8.2 million in revenues in the first quarter of 2018. This increase in revenues was reduced by the impact of events that were discontinued between the first quarter of 2017 and the first quarter of 2018, as well as the impact of a scheduling difference for a small show.

Cost of Revenues of $41.4 million for the first quarter of 2018 increased by 13.1%, or $4.8 million, from $36.6 million for the first quarter of 2017. This increase was largely driven by the $3.7 million of incremental costs attributable to CPMG’s revenues, partly offset by $1.0 million of cost savings from the previously mentioned discontinued events and show scheduling difference. The remaining $2.1 million increase in cost of revenues reflected incremental costs in several of the trade shows that grew in the quarter, notably KBIS, partly mitigated by modest cost savings in the events that declined in revenues, and also included a $0.6 million one-time cost related to the first time staging of the Outdoor Retailer + Snow Show in Denver.

Selling, General & Administrative Expense (“SG&A”) of $32.3 million for the first quarter of 2018 increased by 0.9%, or $0.3 million, from $32.0 million for the first quarter of 2017. The CPMG acquisition added $1.1 million of SG&A, stock based compensation was $0.6 million higher, and costs associated with operating as a public company were approximately $1.0 million higher in the quarter. One-time acquisition transaction costs, IPO, secondary offering and other related activities costs and transition costs were $1.4 million lower, in aggregate, than in the first quarter of 2017. The remaining $1.0 million offsets to SG&A expense were largely driven by management-led initiatives.

Net Income of $38.1 million for the first quarter of 2018 increased by 34.6%, or $9.8 million, from $28.3 million for the first quarter of 2017. The key drivers of the increase were a $6.1 million decrease in income tax expense, mainly reflecting the change in US federal income tax rates from 35% to 21% effective January 1, 2018, and also a $3.1 million decrease in interest expense, driven by a combination of lower interest rates and outstanding debt balances as a result of our refinancing and debt repricing transactions in 2017.

For the first quarter of 2018, Adjusted EBITDA was $73.6 million compared to $72.4 million for the first quarter of 2017, an increase of 1.7%, or $1.2 million. The increase largely reflected a strong contribution from our CPMG acquisition, offset by incremental public company costs and a modest net reduction in Adjusted EBITDA from the rest of our portfolio, in line with the expectations communicated on our last earnings call.

For a discussion of our presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Adjusted EBITDA to net income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities decreased by $8.2 million to $20.6 million in the first quarter of 2018 compared to $28.8 million in the first quarter of 2017. The key items affecting the quarter’s cash flow were $16.1 million of timing differences in working capital versus the prior year’s first quarter that we expect to reverse in the rest of the year, partly offset by $2.4 million of lower cash interest and $3.4 million of lower cash taxes.

Capital expenditures were $0.5 million for the first quarter of 2018, compared to $0.3 million for the first quarter of 2017.

Free Cash Flow, which we define as net cash provided by operating activities less capital expenditures, was $20.1 million for the first quarter of 2018, compared to $28.5 million in the first quarter of 2017.

For a discussion of our presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Liquidity and Financial Position

As of March 31, 2018, Emerald’s cash and cash equivalents were $27.0 million and gross debt was $560.8 million, resulting in net debt (gross debt less cash and cash equivalents) of $533.8 million.

Dividends

On May 1, 2018, the Board of Directors approved the payment of a cash dividend of $0.0725 per share for the quarter ending June 30, 2018 to holders of the Company’s common stock. The dividend is expected to be paid on or about May 29, 2018 to stockholders of record on May 15, 2018.

Outlook (forward-looking statements) and Key Assumptions

For the year ending December 31, 2018, Emerald management is maintaining its full year guidance, as follows:

•	Total revenue growth of 7.4% to 9.7%, or revenue in a range of approximately $367 million to $375 million

•	Organic revenue growth of 1.5% to 3.5%
•	Adjusted EBITDA in the range of $158 million to $162 million, or growth of 0.1% to 2.6%
•	Adjusted Net Income in the range of $90 million to $100 million, or growth of 12.1% to 24.5%
•	Adjusted Diluted EPS in the range of $1.20 to $1.30, or growth of 8.1% to 17.1%
•	Free Cash Flow in the range of $110 million to $120 million

The above outlook does not incorporate any further acquisitions we may pursue. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

As previously announced, the Company will hold a conference call to discuss its first quarter 2018 results at 11:00 am ET on Thursday, May 3, 2018.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13678221. The replay will be available until 11:59 pm (Eastern Time) on May 10, 2018.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2017, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 6.9 million net square feet of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, or Adjusted Diluted EPS, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments.  Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering), (x) material show scheduling adjustments, and (xi) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee (which ended prior to the Company’s initial public offering), (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of (acquired) intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including full year guidance with respect to revenue growth, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Consolidated Statements of Income and Comprehensive Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Revenues	$142.2	$135.7
Cost of revenues	41.4	36.6
Selling, general and administrative expense	32.3	32.0
Depreciation and amortization expense	11.4	10.6
Operating income	57.1	56.5
Interest expense	6.5	9.6
Income before income taxes	50.6	46.9
Provision for income taxes	12.5	18.6
Net income and comprehensive income	$38.1	$28.3
Basic earnings per share	$0.52	$0.46
Diluted earnings per share	$0.50	$0.44
Basic weighted average common shares outstanding	72,715	61,866
Diluted weighted average common shares outstanding	75,819	63,785

Dividend declared per common share	$0.07	$-

Emerald Expositions Events, Inc.

Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$27.0	$10.9
Trade and other receivables, net of allowance for doubtful accounts of $0.8 million as of March 31, 2018 and December 31, 2017	103.8	62.7
Prepaid expenses	11.8	19.9
Total current assets	142.6	93.5
Noncurrent assets
Property and equipment, net	3.9	3.8
Goodwill	993.1	993.7
Intangible assets, net	534.7	545.0
Other noncurrent assets	1.9	1.9
Total assets	$1,676.2	$1,637.9
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$41.7	$25.0
Deferred revenues	179.7	192.6
Term loan, current portion	5.7	5.7
Total current liabilities	227.1	223.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	547.4	548.5
Deferred tax liabilities, net	100.7	100.2
Other noncurrent liabilities	2.9	4.7
Total liabilities	878.1	876.7
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 72,802 and 72,604 at March 31, 2018 and December 31, 2017, respectively	0.7	0.7
Additional paid-in capital	680.9	677.1
Retained earnings	116.5	83.4
Total shareholders’ equity	798.1	761.2
Total liabilities and shareholders’ equity	$1,676.2	$1,637.9

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2018	2017
	(dollars in millions) (unaudited)
Net income	$38.1	$28.3
Add (deduct):
Interest expense	6.5	9.6
Provision for income taxes	12.5	18.6
Depreciation and amortization	11.4	10.6
Stock-based compensation	1.2	0.6
Deferred revenue adjustment	0.1	0.5
Management fee	-	0.2
Other items (1)	3.8	4.5
Scheduling adjustment	-	(0.5)
Adjusted EBITDA	$73.6	$72.4

(1)

Other items for the three months ended March 31, 2018 included: (i) $1.0 million in transaction costs in connection with certain acquisition transactions (ii) $1.0 million in legal, accounting and consulting fees related to the secondary offering and other related activities and (iii) $1.8 million in transition costs. Other items for the three months ended March 31, 2017 included: (i) $1.6 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (ii) $2.6 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $0.3 million in transition costs.

	Three Months Ended March 31,
	2018	2017
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net income	$38.1	$28.3
Add (deduct):
Stock-based compensation	1.2	0.6
Deferred revenue adjustment	0.1	0.5
Management fee	-	0.2
Other items (1)	3.8	4.5
Amortization of deferred financing fees and discount	0.3	0.9
Amortization of (acquired) intangible assets	10.9	10.1
Tax adjustments related to non-GAAP adjustments (2)	(4.0)	(6.6)
Adjusted Net Income	$50.4	$38.5
Adjusted basic earnings per share	$0.69	$0.62
Adjusted Diluted earnings per share	$0.66	$0.60
Basic weighted average common shares outstanding	72,715	61,866
Diluted weighted average common shares outstanding	75,819	63,785

(1)	Represents other items described in Note 1 above.
(2)	Reflects application of U.S. federal and state enterprise tax rate of 24.7% and 39.7% for the three months ended March 31, 2018 and 2017, respectively.

	Three Months Ended March 31,
	2018	2017
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$20.6	$28.8
Less:
Capital expenditures	0.5	0.3
Free Cash Flow	$20.1	$28.5